Exhibit 99.1

Equinix Announces Sale of Its Honolulu IBX Center

Buy-Out by Former Equinix Staff Enables Equinix to Sell Non-Strategic Asset as Company Prepares to Open Three New Centers in 2007

FOSTER CITY, Calif.—(BUSINESS WIRE)—Dec. 11, 2006—Equinix, Inc. (Nasdaq:EQIX), the leading provider of network-neutral data centers and Internet exchange services, today announced that it has entered into an agreement with DR Fortress, LLC for the sale of the Equinix Honolulu Internet Business Exchange(TM) (IBX(R)) center. The transaction, which is expected to be completed today, will enable Equinix to focus on more strategic markets, such as New York, Chicago and Washington, D.C., where it will be opening new centers in 2007.

Originally acquired by Equinix from Pihana Pacific in 2002, the existing Honolulu center and staff will be managed by DR Fortress, a Hawaiian based operator of managed collocation facilities. The company is locally led by former Equinix personnel who will provide seamless continuity of all Equinix service offerings to the existing customers of the Honolulu IBX, including the Internet peering exchange. Additionally, DR Fortress is planning to develop a series of localized service offerings and increase the capacity of the center in order to meet the growth demands of customers.

“The Honolulu IBX was acquired several years ago as a part of Equinix’s acquisition of Pihana Pacific,” said Peter Van Camp, CEO of Equinix. “Removing this asset from our portfolio will enable Equinix to continue its traditional focus on top tier markets where we have ambitious expansion plans for 2007 and beyond.”

Equinix and DR Fortress have developed a comprehensive plan to ensure a smooth customer transition. The operational, engineering and technical staff for the facility will remain in place, transitioning from Equinix to DR Fortress once the sale is complete. Many of these staff members were part of the original design team that built the center in 2000.

About Equinix

Equinix is the leading global provider of network-neutral data centers and Internet exchange services for enterprises, content companies, systems integrators and network services providers. Through the company’s Internet Business Exchange(TM) (IBX(R)) centers in 11 markets in the U.S. and Asia, customers can directly interconnect with every major global network and ISP for their critical peering, transit and traffic exchange requirements. These interconnection points facilitate the highest performance and growth of the Internet by serving as neutral and open marketplaces for Internet infrastructure services, allowing customers to expand their businesses while reducing costs.

This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of acquiring, operating and constructing IBX centers and developing, deploying and delivering Equinix services; a failure to receive significant revenue from customers in recently-acquired data centers; failure to complete any financing arrangements contemplated from time to time; failure to receive the proceeds from our loan commitments as expected; failure to increase the debt financing on our Washington, D.C. area campus as expected; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; the results of any regulatory review of past stock option grants and practices or any litigation relating to such grants and practices; and other risks described from time to time in Equinix’s filings with the Securities and Exchange Commission. In particular, see Equinix’s recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

Equinix and IBX are registered trademarks of Equinix, Inc. Internet Business Exchange is a trademark of Equinix, Inc.

CONTACT:	Equinix, Inc.
Jason Starr, 650-513-7402 (Investor Relations)
jstarr@equinix.com
or
K/F Communications, Inc.
David Fonkalsrud, 415-255-6506 (Media)
dave@kfcomm.com

SOURCE:	Equinix, Inc.